Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2015 Results

NEWARK, NJ — August 6, 2015: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported second quarter 2015 revenue of $39.5 million, negative Adjusted EBITDA* of $2.6 million, and a net loss attributable to common stockholders of $4.9 million ($0.22) per basic and diluted share.

●	Genie Energy’s Afek subsidiary has completed drilling the second well of its multi-well exploratory program in Northern Israel. Hydrocarbons were found in both the first and second wells. While Afek continues to analyze the core samples and other data, the evidence to date is consistent with pre-drilling models that suggest a large resource with the potential for substantial volumes of oil in place. Determination of the nature of the resource, its volume and commercial potential will require further analysis and additional exploratory wells;

●	Genie Retail Energy (GRE), which operates Genie Energy’s retail provider businesses, increased its meter base by 19,000 meters during the quarter to 377,000;

●	GRE generated Adjusted EBITDA* of $0.3 million in 2Q15 including the impact of a $1.5 million accrual on a legal matter;

●	In light of the progress achieved by Afek in Northern Israel and abundant growth potential at Genie Retail Energy, Genie Energy is sharpening its strategic focus on these two opportunities. Accordingly, Genie Energy is scaling back operations in Mongolia and suspending the dividend on Genie Energy common stock in order to preserve cash resources. The quarterly dividend on Genie Energy preferred stock has not changed.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “Our Afek subsidiary has completed drilling of its second well in Northern Israel and is continuing to analyze the data from both wells. Based on preliminary results from the first two wells, including the presence of hydrocarbons from vertical sections at both sites, we are excited by the potential of the resource. However, we will likely have to drill at least several more wells and analyze the results before we are able to adequately characterize the nature and commercial potential of the resource. Genie Retail Energy is back in growth mode, adding 19,000 net meters in the second quarter, while delivering strong margins on sales of both electricity and natural gas. Looking ahead, we expect to continue to add net meters in our current territories, and are looking carefully at a number of options for geographic expansion. As we sharpen our strategic focus on the opportunities at Afek and Genie Retail Energy, we are reducing or eliminating expenditures in less promising projects and conserving cash.”

GENIE ENERGY 2nd QUARTER 2015 CONSOLIDATED RESULTS

$ in millions, except EPS	2Q15	1Q15	2Q14	2Q15 -2Q14 Change (%/$)
Revenue	$39.5	$74.4	$48.8	(19.0)%
Gross profit	$14.0	$17.2	$11.5	+22.1%
Gross margin percentage	35.4%	23.1%	23.5%	+1,190 BP
SG&A expense (including stock-based compensation )	$16.5	$16.6	$13.4	+22.7%
Stock-based compensation	$1.6	$1.2	$1.7	(7.5)%
Research and development expense**	$0.6	$0.7	$1.4	(59.1)%
Exploration expense**	$1.3	$1.6	$1.0	+26.7%
Adjusted EBITDA*	$(2.6)	$(0.4)	$(2.6)	NA
Loss from operations	$(4.3)	$(1.7)	$(4.3)	NA
Net loss attributable to Genie Energy common stockholders	$(4.9)	$(2.4)	$(5.2)	+$0.3
Basic and diluted loss per share attributable to Genie Energy’s common stockholders	$(0.22)	$(0.11)	$(0.24)	+$0.02
Net cash provided by (used in) operating activities	$5.8	$(9.3)	$22.6	$(16.8)

* Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”. In the three months ended June 30, 2015, Afek capitalized $6.7 million of drilling expenses and recorded $1.3 million of “Exploration expense” in the consolidated statements of operations.

In addition, in the consolidated statements of operations, $1.0 million in the three months ended June 30, 2014 relating to Afek’s oil and gas activities previously included as “Research and development expense” were reclassified to “Exploration expense” to conform to the current year’s presentation.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At June 30, 2015, Genie Energy had $147.6 million in total assets, including $73.2 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $34.5 million with no long term debt, and working capital (current assets less current liabilities) totaled $91.8 million.

Net cash provided by operating activities in 2Q15 was $5.8 million compared to $22.6 million in 2Q14. Net cash used in operating activities in 1Q15 was $9.3 million. The change from the previous year reflects the impact of the polar vortex in 2014 where receivables grew significantly in the first quarter and were collected in the second quarter.

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RESULTS BY SEGMENT

$ in millions	2Q15	1Q15	2Q14	2Q15 -2Q14 Change (%/$)
Genie Retail Energy
Total revenue	$39.5	$74.4	$48.8	(19.0)%
Electricity revenue	$33.8	$47.3	$39.5	(14.5)%
Natural gas revenue	$5.0	$26.2	$8.8	(43.1)%
Other revenue	$0.7	$0.9	$0.5	46.6%
Gross profit	$14.0	$17.2	$11.5	22.1%
Gross margin percentage	35.4%	23.1%	23.5%	+1,190 BP
SG&A expense	$13.9	$13.7	$10.5	+32.5%
Adjusted EBITDA	$0.3	$3.6	$1.1	$(0.8)
Income from operations	$0.1	$3.5	$0.9	$(0.8)

Afek
SG&A expense	$0.1	$0.2	$0	+$0.1
Exploration expense	$1.3	$1.6	$1.0	+$0.3
Adjusted EBITDA	$(1.4)	$(1.8)	$(1.1)	$(0.3)
Loss from operations	$(1.4)	$(1.8)	$(1.1)	$(0.3)
Capitalized exploration costs	$6.7	$4.3	$0	+$6.7

GOGAS
SG&A expense	$0.2	$0.3	$0.4	$(0.2)
Research and development expense	$0.6	$0.7	$1.3	$(0.7)
Adjusted EBITDA	$(0.7)	$(0.8)	$(1.5)	+$0.8
Loss from operations	$(0.8)	$(0.9)	$(1.7)	+$0.9

Corporate
SG&A expense	$2.2	$2.5	$2.5	$(0.3)
Non-cash compensation in SG&A	$1.3	$1.1	$1.4	$(0.1)
Adjusted EBITDA	$(0.9)	$(1.4)	$(1.1)	+$0.2
Loss from operations	$(2.2)	$(2.5)	$(2.5)	+$0.3

Genie Retail Energy

Genie Retail Energy produced solid net meter (+19,000) and RCE (+10,000) growth in 2Q15 reflecting a significant increase in the pace of gross meter additions. Genie Retail added 79,000 gross meters compared to 55,000 meters in 2Q14 and 52,000 meters in 1Q15. The sequential increase reflects seasonal factors, increases in sales of green electricity, and the early success of “IDT Energy® SmartBudget” and other offerings with fixed rate characteristics as well as approximately 9,000 net electric meters acquired via a new sales channel that offers geographically concentrated opportunities for meters acquisitions with reduced customer acquisition costs and fixed rates.

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Meters and RCEs at End of Quarter (in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Electricity meters	250	232	234	235	238
Natural gas meters	127	126	129	127	126
Total meters	377	358	363	362	364

Electricity RCEs	168	158	160	165	174
Natural gas RCEs	83	83	83	83	86
Total RCEs	251	241	243	248	260

Genie Retail Energy’s average monthly customer churn increased to 6.3% in 2Q15 from 5.9% in 1Q15 but remained well below the 8.1% in 2Q14 following the polar vortex of 2014 and ensuing market volatility. The increase in churn reflects the accelerated pace of meter acquisitions. On average, newly acquired meters exhibit higher rates of churn than long tenured meters. Meters enrolled in fixed rate offerings constituted approximately 11% of GRE’s electric load at June 30, 2015.

Decreases in revenue per kWh of electricity and per therm of natural gas and lower consumption of both commodities decreased revenue year over year by 19.0% to $39.5 million. However, Genie Retail increased gross margins as the underlying costs of both commodities decreased faster than revenues per unit sold. As a result, Genie Retail Energy’s gross profit climbed 22.1% year over year to $14.0 million.

Genie Retail Energy’s SG&A expense in 2Q15 increased 32.5% year over year to $13.9 million from $10.5 million in 2Q14. The increase was primarily due to a non-routine accrual of $1.5 million for estimated regulatory and legal expenses, as well as increases in personnel expense and customer acquisition costs associated with the increase in the rate of gross meter additions.

Genie Retail Energy generated Adjusted EBITDA of $0.3 million in 2Q15 compared $1.1 million in the year ago quarter as the increase in SG&A expense more than offset the increase in gross profit. Income from operations in 2Q15 was $0.1 million compared $0.9 million in 2Q14.

Afek

Genie Energy’s Afek subsidiary is characterizing a conventional oil and gas resource in Northern Israel. Afek has completed two wells in its multi-well exploratory drilling program in Northern Israel, and is continuing to analyze core samples and other data collected to date. Afek expects to spud its third well (Ness 6) during 3Q15, and to spud at least one additional well during the calendar year. The analysis to date suggests that the presence of several target zones containing hydrocarbons within the formation. The volume of the resources and the extent they may be extractable cannot yet be determined. As such, the resources do not yet constitute proved, probable or possible reserves.

In 2Q15, Afek capitalized $6.7 million of drilling expenses and recorded $1.3 million of exploration expense. Afek’s exploration expense was $1.0 million in 2Q14 and $1.6 million in 1Q15.

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Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Mongolia and Israel’s Shfela Basin, as well as of Genie Energy’s minority stake in a joint venture to develop oil shale in Colorado’s Piceance Basin. The oil shale exploration project in the Shfela is not active at present, and GOGAS is scaling back its operations in Mongolia to sharpen the company’s focus on the operations at Afek, where there is, potentially, a shorter-term path to commercial operations.

The GOGAS segment’s financial results no longer consolidate its Afek subsidiary, which is now a separate reporting segment and has been removed from the GOGAS presentation for all periods presented.

The GOGAS segment’s loss from operations in 2Q15 was $790 thousand compared to $1.7 million in 2Q14.

Corporate

Genie Energy’s corporate G&A expense in 2Q15 decreased compared to the year ago quarter to $2.2 million in 2Q15, including $1.3 million in non-cash compensation expense related primarily to stock-based compensation arrangements with Howard Jonas, Genie Energy’s Chairman and Chief Executive Officer. In 2Q14, corporate G&A expense was $2.5 million including $1.4 million in non-cash compensation.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed in a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern daylight time today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

An audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website approximately one hour after the call concludes. In addition, a teleconference replay will be available through August 13, 2015 at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international). Callers should ask for conference call #10070327.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS is an oil and gas exploration company including an exploratory drilling program in Northern Israel. For more information, visit www.genie.com.

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In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$56,005	$71,895
Restricted cash—short-term	11,018	10,609
Certificates of deposit	4,685	4,669
Trade accounts receivable, net of allowance for doubtful accounts of $210 and $227 at June 30, 2015 and December 31, 2014, respectively	24,970	31,427
Inventory	9,930	11,166
Prepaid expenses	8,655	5,713
Deferred income tax assets, net	1,650	1,463
Other current assets	7,855	5,430

Total current assets	124,768	142,372
Property and equipment, net	1,718	1,902
Capitalized exploration costs—unproved oil and gas property	11,315	—
Goodwill	3,663	3,663
Restricted cash—long-term	1,466	1,023
Other assets	4,681	3,968

Total assets	$147,611	$152,928

Liabilities and equity
Current liabilities:
Trade accounts payable	$10,556	$14,881
Accrued expenses	15,958	10,913
Advances from customers	142	403
Income taxes payable	557	543
Due to IDT Corporation	166	542
Energy hedging contracts	3,634	4,003
Other current liabilities	1,987	797

Total current liabilities	33,000	32,082
Other liabilities	1,494	1,503

Total liabilities	34,494	33,585

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2015 and December 31, 2014	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2015 and December 31, 2014	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,212 and 23,178 shares issued and 23,015 and 22,984 shares outstanding at June 30, 2015 and December 31, 2014, respectively	232	232
Additional paid-in capital	121,880	114,322
Treasury stock, at cost, consisting of 197 shares and 194 shares of Class B common stock at June 30, 2015 and December 31, 2014, respectively	(1,565)	(1,543)
Accumulated other comprehensive income	582	10
Accumulated deficit	(17,957)	(7,759)

Total Genie Energy Ltd. stockholders’ equity	122,931	125,021
Noncontrolling interests:
Noncontrolling interests	(6,314)	(4,678)
Receivables for issuance of equity	(3,500)	(1,000)

Total noncontrolling interests	(9,814)	(5,678)

Total equity	113,117	119,343

Total liabilities and equity	$147,611	$152,928

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
Revenues:
Electricity	$33,804	$39,516	$81,140	$135,298
Natural gas	5,011	8,808	31,175	43,021
Other	712	486	1,641	839
Total revenues	39,527	48,810	113,956	179,158
Direct cost of revenues	(25,551)	(37,359)	(82,780)	(157,811)
Gross profit	13,976	11,451	31,176	21,347
Operating expenses:
Selling, general and administrative (i)	16,469	13,426	33,108	27,715
Research and development	553	1,354	1,256	2,540
Exploration	1,286	1,015	2,859	1,929
Loss from operations	(4,332)	(4,344)	(6,047)	(10,837)
Interest income	102	99	201	192
Financing fees	(555)	(583)	(1,289)	(1,528)
Other expense, net	(145)	(45)	(134)	(29)
Loss before income taxes	(4,930)	(4,873)	(7,269)	(12,202)
Benefit from (provision for) income taxes	204	(134)	113	46
Net loss	(4,726)	(5,007)	(7,156)	(12,156)
Net loss attributable to noncontrolling interests	228	136	648	499
Net loss attributable to Genie Energy Ltd.	(4,498)	(4,871)	(6,508)	(11,657)
Dividends on preferred stock	(370)	(306)	(740)	(611)
Net loss attributable to Genie Energy Ltd. common stockholders.	$(4,868)	$(5,177)	$(7,248)	$(12,268)

Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders	$(0.22)	$(0.24)	$(0.33)	$(0. 58)

Weighted-average number of shares used in calculation of basic and diluted loss per share	22,125	21,174	22,116	21,172

Dividends declared per common share	$0.06	$—	$0.12	$—
(i) Stock-based compensation included in selling, general and administrative expenses	$1,595	$1,724	$2,833	$3,563

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(7,156)	$(12,156)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	219	59
Provision for doubtful accounts receivable	(7)	—
Deferred income taxes	(187)	(80)
Stock-based compensation	2,833	3,563
Change in assets and liabilities:
Restricted cash	(817)	4,014
Trade accounts receivable	6,465	12,999
Inventory	1,236	(1,374)
Prepaid expenses	(2,942)	195
Other current assets and other assets	(2,785)	330
Trade accounts payable, accrued expenses and other current liabilities	305	(11,656)
Advances from customers	(262)	(880)
Due to IDT Corporation	(376)	(286)
Income taxes payable	13	(1,830)

Net cash used in operating activities	(3,461)	(7,102)
Investing activities
Capital expenditures	(304)	(766)
Investments in capitalized exploration costs-unproved oil and gas property	(10,900)	—
Issuance of note receivable	—	(50)
Proceeds from maturities of certificates of deposit	—	2,600

Net cash (used in) provided by investing activities	(11,204)	1,784
Financing activities
Dividends paid	(3,690)	(611)
Payments for acquisition	(220)	(574)
Proceeds from exercise of stock options	81	27
Proceeds from exercise of GOGAS stock option	2,500	—
Advance on sale of interest in subsidiary	—	300
Repurchases of Class B common stock from employees	(22)	—

Net cash used in financing activities	(1,351)	(858)
Effect of exchange rate changes on cash and cash equivalents	126	87

Net decrease in cash and cash equivalents	(15,890)	(6,089)
Cash and cash equivalents at beginning of period	71,895	73,885

Cash and cash equivalents at end of period	$56,005	$67,796

Supplemental Schedule of Non-Cash Financing and Investing Activities
Receivable for issuance of equity of subsidiaries	$2,500	$—

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Reconciliation of Non-GAAP Financial Measure for the Second Quarter 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter of 2015, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and exploration expense, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and stock-based compensation.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive in the future, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2015 (2Q15)
Adjusted EBITDA	$(2,622)	$319	$(656)	$(1,377)	$(908)
Subtract:
Stock-based compensation	1,595	209	111	-	1,275
Depreciation	115	60	23	32	-
(Loss) income from operations	(4,332)	$50	$(790)	$(1,409)	$(2,183)
Interest income	102
Financing fees	(555)
Other expense, net	(145)
Benefit from income taxes	204
Net loss	(4,726)
Net loss attributable to noncontrolling interests	228
Net loss attributable to Genie Energy Ltd.	$(4,498)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2015 (1Q15)
Adjusted EBITDA	$(373)	$3,614	$(761)	$(1,787)	$(1,439)
Subtract:
Stock-based compensation	1,238	40	120	-	1,078
Depreciation	104	69	23	12	-
(Loss) income from operations	(1,715)	$3,505	$(904)	$(1,799)	$(2,517)
Interest income	99
Financing fees	(734)
Other income, net	11
Provision for income taxes	(91)
Net loss	(2,430)
Net loss attributable to noncontrolling interests	420
Net loss attributable to Genie Energy Ltd.	$(2,010)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2014 (2Q14)
Adjusted EBITDA	$(2,591)	$1,120	$(1,514)	$(1,091)	$(1,106)
Subtract:
Stock-based compensation	1,724	177	138	-	1,409
Depreciation	29	3	25	1	-
(Loss) income from operations	(4,344)	$940	$(1,677)	$(1,092)	$(2,515)
Interest income	99
Financing fees	(583)
Other expense, net	(45)
Provision for income taxes	(134)
Net loss	(5,007)
Net loss attributable to noncontrolling interests	136
Net loss attributable to Genie Energy Ltd.	$(4,871)

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Six Months Ended June 30, 2015
Adjusted EBITDA	$(2,996)	$3,932	$(1,416)	$(3,165)	$(2,347)
Subtract:
Stock-based compensation	2,833	249	231	-	2,353
Depreciation	218	127	47	44	-
(Loss) income from operations	(6,047)	$3,556	$(1,694)	$(3,209)	$(4,700)
Interest income	201
Financing fees	(1,289)
Other expense, net	(134)
Benefit from income taxes	113
Net loss	(7,156)
Net loss attributable to noncontrolling interests	648
Net loss attributable to Genie Energy Ltd.	$(6,508)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Six Months Ended June 30, 2014
Adjusted EBITDA	$(7,215)	$356	$(2,870)	$(2,007)	$(2,694)
Subtract:
Stock-based compensation	3,563	319	276	-	2,968
Depreciation	59	6	50	2	1
(Loss) income from operations	(10,837)	$31	$(3,196)	$(2,009)	$(5,663)
Interest income	192
Financing fees	(1,528)
Other expense, net	(29)
Benefit from income taxes	46
Net loss	(12,156)
Net loss attributable to noncontrolling interests	499
Net loss attributable to Genie Energy Ltd.	$(11,657)

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